Exhibit 3.3

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

NETGEN 2000, INC.

(present name)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted)

Name change to Gonetgen.Com Inc.

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

THIRD: The date of each amendment's adoption: 2-27-00

FOURTH: Adoption of Amendment(s) (CHECK ONE)

[X]     The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

[   ]     The amendment(s) was/were approved by the shareholders through voting groups.

           The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

          "The number of votes cast for the amendment(s) was/were sufficient for approval by ______________________________________."

                                                                      voting group

[   ]     The amendment(s) was/were adopted by the board of directors without shareholder action and share older action was not required.

[   ]     The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

       Signed this 27 day of Feb., 2000

Signature /s/ Julian Ferretti (Chairman)

By the Chairman or Vice Chairman of the Board of Directors, Present, President or other officer if adopted by the shareholders)